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As filed with the Securities and Exchange Commission on May 5, 2011

Registration No. 333-172011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-11

FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

RLJ Lodging Trust
(Exact Name of Registrant as Specified in governing instruments)

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Thomas J. Baltimore, Jr.
President and Chief Executive Officer
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
J. Warren Gorrell, Jr. David W. Bonser James E. Showen Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600	Edward F. Petrosky Bartholomew A. Sheehan, III Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        RLJ Lodging Trust has prepared this Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-172011) solely for the purpose of filing Exhibits 1.1, 3.1, 3.2, 4.3, 5.1, 8.1, 10.1, 10.8, 10.9, 10.10, 10.11, 21.1, 23.2 and 23.3 and updated versions of Exhibits 10.2, 10.3 and 10.4. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibits).

 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$73,433
FINRA filing fee	63,750
NYSE listing fee	168,000
Printing and engraving fees	300,000
Legal fees and expenses	5,000,000
Accounting fees and expenses	950,000
Transfer agent and registrar fees	25,220
Miscellaneous Expenses	1,519,597

Total	$8,100,000

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        In connection with our formation and initial capitalization, on January 31, 2011, we issued 500 common shares to our Executive Chairman, Robert L. Johnson, and 500 common shares to our President and Chief Executive Officer, Thomas J. Baltimore, Jr., for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. Upon completion of this offering, we will repurchase these shares from Messrs. Johnson and Baltimore for an aggregate of $1,000.

        In connection with our formation transactions, an aggregate of 73,605,951 common shares and 894,000 OP units, with an initial aggregate value of approximately $1.5 billion (based on the midpoint of the price range set forth on the cover page of the prospectus that forms a part of this registration statement), will be issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in our formation transactions prior to the filing of this registration statement with the SEC. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act.

Item 34.    Indemnification of Trustees and Officers.

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust will contain such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the trustee did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

(a)   Financial Statements.

        See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b)   Exhibits.

        The list of exhibits following the signature page of this Registration Statement on Form S-11 is incorporated herein by reference.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on May 5, 2011.

RLJ LODGING TRUST
By:	/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

* Robert L. Johnson	Executive Chairman and Trustee	May 5, 2011
/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr.	President, Chief Executive Officer and Trustee (principal executive officer)	May 5, 2011
/s/ LESLIE D. HALE Leslie D. Hale	Chief Financial Officer (principal financial and accounting officer)	May 5, 2011

*By:	/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr. Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1		Form of Purchase Agreement

2.1	**	Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC

2.2	**	Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC

2.3	**	Contribution Agreement, dated as of February 1, 2011, by and between RLJ Lodging Trust and RLJ Development, LLC

2.4	**	First Amendment to Contribution Agreement, dated as of April 25, 2011, by and between RLJ Lodging Trust and RLJ Development, LLC

3.1		Articles of Amendment and Restatement of Declaration of Trust of RLJ Lodging Trust

3.2		Amended and Restated Bylaws of RLJ Lodging Trust

4.1	**	Form of Specimen Common Share Certificate

4.2	**	Form of Registration Rights Agreement by and among RLJ Lodging Trust and the persons listed on Schedule I thereto

4.3		Form of Registration Rights Agreement by and among RLJ Lodging Trust and the persons listed on Schedule I thereto

5.1		Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

8.1		Opinion of Hogan Lovells US LLP regarding tax matters

10.1		Form of Amended and Restated Agreement of Limited Partnership of RLJ Lodging Trust, L.P.

10.2		RLJ Lodging Trust 2011 Equity Incentive Plan

10.3		Form of Restricted Share Agreement

10.4		Form of Restricted Share Agreement for Trustees

10.5	**	Form of Non-Qualified Option Agreement

10.6	**	Form of Share Units Agreement

10.7	**	Form of Indemnification Agreement between RLJ Lodging Trust and each of its Executive Officers and Trustees

10.8		Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Robert L. Johnson

10.9		Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Thomas J. Baltimore, Jr.

10.10		Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Leslie D. Hale

10.11		Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Ross H. Bierkan

10.12	**	Form of the Wachovia Mortgage

10.13	**	Form of the Wachovia Note

10.14	**	Form of WLS Management Agreement

Exhibit Number		Exhibit Description
21.1		List of Subsidiaries of RLJ Lodging Trust

23.1	**	Consent of PricewaterhouseCoopers LLP

23.2		Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.3		Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

23.4	**	Consent of Senator Evan Bayh to be named as a trustee nominee

23.5	**	Consent of Nathaniel A. Davis to be named as a trustee nominee

23.6	**	Consent of Robert M. La Forgia to be named as a trustee nominee

23.7	**	Consent of Glenda G. McNeal to be named as a trustee nominee

23.8	**	Consent of Joseph Ryan to be named as a trustee nominee

24.1	**	Power of Attorney

**
Previously filed.

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EXPLANATORY NOTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Trustees and Officers.
  Item 35. Treatment of Proceeds from Shares Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX